UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 15, 2019

Kibush Capital Corp.

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation)

000-55256

(Commission File No.)

Kibush Capital Corporation

c/o CSC Services of Nevada, Inc.

2215-B Renaissance Drive

Las Vegas, Nevada 89119

(Address of principal executive offices and Zip Code)

+(61) 3 9846 4288

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 2479.374a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 2479.374d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 2479.373e-4c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On July 15, 2019, the Board of Directors of Kibush Capital Corporation appointed Mr. John Feeney to the position of Chief Import Officer (“CIO”). As CIO, Mr. Feeney will oversee the importation of exotic timber for sale in United States and Canadian markets. He will work out of the Company’s sales office in Houston, Texas.

Name	Age	Position(s)
John Feeney	32	Chief Import Officer

John Feeney- Chief Import Officer

Mr. John Feeney, age 32, was appointed Chief Import Officer (CIO) on July 15, 2019 to lead the Company’s United States based import operations. As CIO, Mr. Feeney oversees all Company efforts to import exotic timber and locate suitable buyers for our imported timber. Mr. Feeney is based out of our sales office in Houston, Texas. Mr. Feeney successfully completed a Bachelor’s Degree in Business Administration and Marketing from Nova South Eastern University in 2010. His work experience includes Asset and Property Management, Building Construction and Maintenance Supervision. From 2011 until 2019, Mr. Feeney served as Operations Manager for First Service Residential, where he oversaw and managed 45 employees in the areas of administration, facilities maintenance and security. Prior to his position with First Service Residential, Mr. Feeney held various positions with Chartwell’s and Nova South Eastern University.

Item 9.01 Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Written Board Consent Appointing New Officer dated July 15, 2019

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KIBUSH CAPITAL CORPORATION

Date: July 18, 2019		/s/ Warren Sheppard
	By:	Warren Sheppard, Chief Executive Officer